Exhibit 10.2

FOURTH AMENDMENT TO SECOND AMENDED

AND RESTATED CREDIT AGREEMENT

This Fourth Amendment to Second Amended and Restated Credit Agreement (this “Amendment”), dated as of October 30, 2020, is by and between NewBevCo, Inc., a Delaware corporation (“Company”), and Comerica Bank, a Texas banking association (“Bank”).

WITNESSETH:

WHEREAS, Company and Bank entered into that certain Second Amended and Restated Credit Agreement dated as of June 30, 2008 (as amended, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, Company and Bank wish to further amend the Agreement;

NOW, THEREFORE, Company and Bank agree as follows:

1.     The definition of “Termination Date” in Section 1.1 of the Agreement is amended by deleting the date April 30, 2021 where it appears therein and replacing it with the date April 30, 2023.

2.     The following definitions in Section 1.1 of the Agreement are amended and restated as follows:

“Eurocurrency-based Rate” means a per annum interest rate which is equal to the sum of (a) the Applicable Margin plus (b) the quotient of the following:

(1)	The LIBOR Rate:

divided by

(2)

1.00 minus the maximum rate (expressed as a decimal) during such Interest Period at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

"LIBOR Rate" means, with respect to any Advance or other indebtedness bearing interest on the basis of the Eurocurrency-based Rate, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Interest Period for such Advance, commencing on the first day of such Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service at or about 11:00 a.m. (London, England time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the "LIBOR Rate" shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or, in the absence of such other service, the "LIBOR Rate" shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period in the interbank eurodollar market in an amount comparable to the principal amount of the respective Eurocurrency-based Advance which is to bear interest on the basis of such Eurocurrency-based Rate and for a period equal to the relevant Interest Period; provided, however, and notwithstanding anything to the contrary set forth in this Agreement, if at any time the LIBOR Rate determined as provided above would be less than one quarter of one percent (.25%), then the LIBOR Rate shall be deemed to be one quarter of one percent (.25%) per annum for all purposes of this Agreement. Each calculation by Bank of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

“Prime-based Rate” means for any day, that rate of interest which is equal to the sum of the Applicable Margin plus greatest of (i) the Prime Rate, (ii) one percent (1%) plus the Federal Funds Effective Rate and (iii) two and one-half percent (2.50%) per annum.

3.     The definition of “Specified Hedging Agreement” in Section 1.1 of the Agreement is deleted in its entirety.

4.     The first sentence of Section 2.1(a) of the Agreement (Revolving Credit Commitment) is amended by deleting the words “Twenty Five Million Dollars ($25,000,000) (the “Committed Amount”)” and replacing it with the words “Fifty Million Dollars ($50,000,000) (the “Committed Amount”)”.

5.     Section 6.1(a) of the Credit Agreement is amended and restated as follows:

“(a) As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at the last day of such quarter and the related consolidated statement of income for such quarter and cumulative fiscal year-to-date for the Borrower and the Restricted Subsidiaries, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Bank and certified by the chief financial officer of the Borrower as to the fairness of such financial statements and that the same have been prepared in accordance with GAAP, subject to changes resulting from normal, recurring year-end adjustments; provided, however, that if, so long as the Borrower is a Subsidiary of the Parent, the Parent duly files with the SEC any Form 12b-25 under the Exchange Act (or any successor form thereunder) with respect to its inability to timely file its quarterly report on Form l0-Q for a fiscal quarter and obtains a valid extension of such time to file, the financial information required to be delivered by this paragraph may be delivered later than forty-five (45) days after the end of such fiscal quarter but in no event later than the extended deadline for filing such quarterly report imposed by said Rule 12b-25;”

6.      Section 6.1(b) of the Credit Agreement is amended and restated as follows:

“(b) [Reserved];”

7.     Schedule 10.7 of the Credit Agreement is amended, restated and replaced in its entirety with Schedule 10.7 attached hereto.

8.     Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

9.     Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Certificate of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company in Sections 4.1 through 4.17 of the Agreement, as updated by the quarterly financial statements of the Company and the Parent, are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and (c) no Default or Event of Default has occurred and is continuing as of the date hereof.

10.     This Amendment shall be effective as of the date set forth above.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver this amendment as of the day and year first written above.

BANK:	COMPANY:

COMERICA BANK	NEWBEVCO, INC.

By: ______________________	By: ________________________
Gerald R. Finney, Jr.	George R. Bracken

Its: Vice President	Its: Vice President

Signature Page to Fourth Amendment

SCHEDULE 10.7

PRICING GRID

BASIS FOR PRICING	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V
CONSOLIDATED FUNDED DEBT TO EBITDA RATIO	< 0.75 to 1.0	>0.75 to 1.0 and < 1.5 to 1.0	>1.5 to 1.0 and < 2.0 to 1.0	>2.0 to 1.0 < and < 2.5 to 1.0	> 2.5 to 1.0
APPLICABLE FACILITY FEE PERCENTAGE (expressed as basis points)	25.00	25.00	30.00	30.00	30.00
APPLICABLE LETTER OF CREDIT PERCENTAGE (expressed as basis points)	100.00	110.00	135.00	160.00	180.00
APPLICABLE PRIME-BASED RATE MARGIN (expressed as basis points)	-20.00	0.00	0.00	0.00	50.00
APPLICABLE EUROCURRENCY –BASED RATE MARGIN (expressed as basis points)	100.00	110.00	135.00	160.00	180.00